                                  SCHEDULE 14A
                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 2)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[X]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-
     6(e)(2)
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                             BUCKEYE PARTNERS, L.P.
                (Name of Registrant as Specified in its Charter)

                             BUCKEYE PARTNERS, L.P.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------------

     2)  Aggregate number of securities to which transaction applies:

         -----------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: *

         -----------------------------------------------------------------------

     4)  Proposed maximum aggregate value of transaction:

         -----------------------------------------------------------------------

     5)  Total fee paid:

         -----------------------------------------------------------------------

* Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1)  Amount Previously Paid:
    2)  Form, Schedule or Registration Statement No.:
    3)  Filing Party:
    4)  Date Filed:

[BUCKEYE LOGO AND LETTERHEAD]



                               May 22, 1998



Dear Unitholder:

     As we previously reported to you, 1997 was an excellent year for the Partnership. We are determined to maintain this positive momentum into 1998 and the years ahead.

     One of our principal objectives for 1998 is to better position the Partnership to participate in an increasing competitive environment for oil pipelines. In the Consent Solicitation materials that are enclosed, we propose several amendments to the Buckeye Partnership Agreement that will eliminate restrictions on our ability to issue additional LP Units, incur debt and spend capital. These amendments will provide the Partnership with the financial flexibility to pursue growth and expansion opportunities in a timely and cost-effective manner. These amendments will also make our Partnership Agreement comparable to the partnership agreements of other publicly traded petroleum products pipeline partnerships, none of which have similar restrictions on the issuance of equity or debt or on capital spending.

     We believe that these amendments are critical to our efforts to generate increased cash flow for the Partnership and to build long-term value for our Unitholders. The Board of Directors of the General Partner has recommended unanimously that you approve the Proposed Amendments.

     We urge you to read the Consent Solicitation materials carefully. Your vote is extremely important. We must receive the affirmative consent of at least two-thirds of the Unitholders for the amendments to be approved.

     Thank you for your support. We look forward to the opportunity to continue to build long-term value for our Unitholders.

                         Sincerely,

                         A. W. Martinelli
                         Chairman and Chief Executive Officer
                         Buckeye Management Company,
                             as General Partner


Enclosure

[BUCKEYE LOGO AND LETTERHEAD]

                                                                May 22, 1998
                                   NOTICE OF
                              CONSENT SOLICITATION


To our Unitholders:

     We are soliciting your consent to amend certain provisions of the Amended and Restated Agreement of Limited Partnership, dated as of December 23, 1986, as amended (the "Partnership Agreement"), of BUCKEYE PARTNERS, L.P., a Delaware limited partnership (the "Partnership").

     We are proposing three amendments (the "Proposed Amendments") that require the approval of the limited partners of the Partnership ("Unitholders"). The Proposed Amendments would:

          (1) remove the limitation on the number of limited partnership units of the Partnership ("LP Units") that may be issued without the approval of the Unitholders;

          (2) eliminate the restrictions on the amount of debt that may be incurred by the Partnership or its operating limited partnerships (the "Operating Partnerships"); and

          (3) remove the limitation on the amount of capital expenditures that may be made by the Partnership and the Operating Partnerships in any calendar year.

The Proposed Amendments are described in more detail in the accompanying Consent Solicitation Statement.

     Unitholders of record at the close of business on May 21, 1998, are entitled to receive notice of and to vote in the Consent Solicitation. We are asking the Unitholders to consider and vote on the Proposed Amendments as a single proposal that will require the approval of Unitholders holding two-thirds
of the limited partnership units ("LP Units") outstanding.   THE BOARD OF
DIRECTORS OF THE GENERAL PARTNER HAS VOTED UNANIMOUSLY TO RECOMMEND THAT THE UNITHOLDERS VOTE FOR THE PROPOSED AMENDMENTS.

      The Proposed Amendments can only be adopted following the approval by two-thirds of the Unitholders. YOUR VOTE IS IMPORTANT. Failure to return the enclosed Consent form will have the same effect as a vote against the Proposed Amendments. We encourage you, therefore, to review the enclosed Consent Solicitation materials and to complete, date, sign and mail your Consent in the enclosed postage-paid envelope, or forward the enclosed letter of instruction to your broker or nominee, as soon as possible.

     This Consent Solicitation will expire at 5:00 p.m., Eastern Standard Time, on July 17, 1998, (the "Expiration Date"). The Consent Solicitation may be extended by the General Partner for a specified period of time or on a daily basis until the Consents necessary to adopt the Proposed Amendments have been received. You may revoke your Consent at any time up to the Expiration Date.

                              Stephen C. Muther
                              Secretary
                              Buckeye Management Company,
                                as General Partner

[LOGO]                      BUCKEYE PARTNERS, L.P.



                         CONSENT SOLICITATION STATEMENT
                  TO APPROVE PARTNERSHIP AGREEMENT AMENDMENTS



  Buckeye Partners, L.P. (the "Partnership") is furnishing this Consent Solicitation Statement to the holders of the Partnership's limited partnership units (the "Unitholders") as of May 21, 1998, in connection with the solicitation (the "Solicitation") of the consent (the "Consent") of the Unitholders to approve certain amendments (the "Proposed Amendments") to the Amended and Restated Agreement of Limited Partnership of the Partnership (the
"Partnership Agreement").   The Proposed Amendments have been approved
unanimously by the Board of Directors of Buckeye Management Company, the Partnership's general partner (the "General Partner"), as being in the best interests of the Partnership and the Unitholders.

  The Proposed Amendments will

  (1) remove the limitation on the number of limited partnership units of the Partnership ("LP Units") that may be issued without the approval of the Unitholders;

  (2) eliminate the restrictions on the amount of debt that can be incurred by the Partnership or its four operating limited partnerships (the "Operating Partnerships"); and

  (3) remove the limitations on the amount of capital expenditures that can be made by the Partnership and the Operating Partnerships in any calendar year.

The Proposed Amendments will be considered and voted on by Unitholders as a single proposal. A copy of the Partnership Agreement containing the Proposed Amendments is attached to this Consent Solicitation Statement as Appendix A.

  Only Unitholders of record at the close of business on May 21, 1998 (the "Record Date"), are entitled to vote on the Proposed Amendments. Adoption of the Proposed Amendments requires the affirmative vote of Unitholders holding two-thirds of the LP Units outstanding.


  THE BOARD OF DIRECTORS OF THE GENERAL PARTNER UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSED AMENDMENTS.

  This Consent Solicitation will expire at 5:00 p.m., Eastern Standard Time, on July 17, 1998 (the "Expiration Date"). The General Partner may extend this Consent Solicitation for a specified period of time or on a daily basis until the Consents necessary to adopt the Proposed Amendments have been received. You may revoke your consent at any time before the Expiration Date.

  If you have any questions about this Consent Solicitation Statement, please call 1-800-628-8509.

  This Consent Solicitation Statement is dated May 22, 1998. The Consent Solicitation Statement and the related form of Consent are being mailed to Unitholders on or about May 27, 1998.

                   TABLE OF CONTENTS

                                                        Page
                                                        ----

SUMMARY................................................   4

BACKGROUND AND REASONS FOR THE
 AMENDMENTS............................................   6
The Partnership........................................   6
The General Partner and the Manager....................   6
Consideration of Proposed Amendments to the
 Partnership Agreement.................................   6
Text of the Amended and Restated Partnership
 Agreement.............................................   8
Vote Required for Approval of the Proposed
 Amendments............................................   9
General Partner Recommendation.........................   9

THE SOLICITATION.......................................  10
Voting Securities, Record Date and
 Outstanding LP Units..................................  10
Consent and Revocation of Consent......................  10
Required Vote..........................................  10
Solicitation of Consents...............................  11
No Appraisal Rights....................................  11
Notice to Unitholders..................................  11

BENEFITS OF THE PROPOSED
 AMENDMENTS TO THE GENERAL PARTNER -
 CONFLICTS OF INTEREST.................................  12

FEDERAL INCOME TAX CONSEQUENCES
 OF THE PROPOSED AMENDMENTS............................  12

PRICE RANGE OF LP UNITS AND
 DISTRIBUTIONS.........................................  13

DESCRIPTION OF THE LP UNITS............................  14

SECURITY OWNERSHIP OF CERTAIN
 BENEFICIAL OWNERS AND MANAGEMENT......................  15

WHERE YOU CAN FIND MORE
 INFORMATION...........................................  16


APPENDIX A -

      PARTNERSHIP AGREEMENT............................ A-1

APPENDIX B -

      FORM OF CONSENT.................................. B-1

FORWARD-LOOKING STATEMENTS

  This document contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to risks and uncertainties. Forward-looking statements include certain information relating to the financing of possible future expansion and growth opportunities for the Partnership's operations and the Partnership's financing alternatives generally. Forward-looking statements also include information in this Consent Solicitation Statement where statements are preceded by, followed by or include the words "projects," "estimates," "believes," "expects," "assumes," "anticipates" or similar expressions. For such statements the Partnership claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, those discussed elsewhere in this Consent Solicitation Statement.

                                    SUMMARY

  This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the Proposed Amendments fully and for a more complete description of the specific steps involved, you should read this entire document carefully (including its appendices) and the documents that have been incorporated by reference in this Consent Solicitation Statement. See "Where You Can Find More Information." (See page 18).

THE PARTNERSHIP (SEE PAGE 6)

Buckeye Partners, L.P.
3900 Hamilton Boulevard
Allentown, Pennsylvania 18103
(610) 770-4000

  The Partnership provides pipeline transportation service for refined petroleum products, with approximately 3,500 miles of pipeline serving ten states. The Partnership conducts its business through four operating limited partnerships (the "Operating Partnerships").


THE GENERAL PARTNER AND THE MANAGER
(SEE PAGE 6)

  The General Partner of the Partnership is Buckeye Management Company. The general partner and manager of the Operating Partnerships is Buckeye Pipe Line Company (the "Manager"), which is a wholly-owned subsidiary of the General Partner.


THE PROPOSED AMENDMENTS (SEE PAGE 6)

  The Proposed Amendments would amend the Partnership Agreement to:

  (1) remove the limitation on the number of LP Units that may be issued by the General Partner without the approval of the Unitholders;

  (2) eliminate the restrictions on the amount of debt that can be incurred by the Partnership or the Operating Partnerships; and

  (3) remove the limitation on the amount of capital expenditures that can be made by the Partnership and the Operating Partnerships in any calendar year.


GENERAL PARTNER RECOMMENDATION
(SEE PAGE 9)

  The Board of Directors of the General Partner believes that the Proposed Amendments are in your best interests and recommends that you vote FOR the Proposed Amendments.



BENEFITS OF THE PROPOSED AMENDMENTS TO THE GENERAL PARTNER - CONFLICTS OF
INTEREST
(SEE PAGE 12)

  The General Partner believes that the adoption of the Proposed Amendments creates no actual or potential conflicts of interest between the General Partner and the Partnership or the Unitholders.


FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED AMENDMENTS (SEE PAGE 12)

  Counsel to the General Partner has rendered its opinion that the Proposed Amendments to the Partnership Agreement will not result in the loss of limited liability of any limited partner or cause the Partnership or any Operating Partnership to be treated as a corporation for federal income tax purposes.

                             QUESTIONS AND ANSWERS
                         ABOUT THE PROPOSED AMENDMENTS

Q. WHAT IS THE PURPOSE OF THE PROPOSED AMENDMENTS?

A. The Proposed Amendments will eliminate limitations on issuing additional LP Units, borrowing funds and making capital expenditures. As one of the original master limited partnerships in 1986, the Partnership was organized with restrictions on issuing additional LP Units, borrowing funds and making capital expenditures above specified amounts. Subsequently formed master limited partnerships in the oil pipeline industry are not subject to these restrictions. As a consequence, the General Partner believes that the Partnership is at a competitive disadvantage in its ability to take advantage of expansion and growth opportunities and to raise capital in the most efficient and cost-effective manner.

Q. WHY ARE THE PROPOSED AMENDMENTS BEING CONSIDERED BY THE PARTNERSHIP NOW?

   The General Partner believes that the adoption of the Proposed Amendments is necessary now to ensure that the Partnership remains competitive with other oil pipeline partnerships and to maximize value to Unitholders. The General Partner believes that current economic and industry conditions are likely to result in expansion and growth opportunities becoming available to the Partnership, but the Partnership's ability to raise capital in the most efficient and cost-effective manner to take advantage of these opportunities could be impaired unless the Proposed Amendments are approved by the Unitholders.

Q. WHAT ARE THE BENEFITS OF THE PROPOSED AMENDMENTS TO THE PARTNERSHIP?

A. The Partnership should have the flexibility to finance expansion and growth opportunities in the most efficient and cost-effective manner available given the conditions that exist in the financial markets at the time those opportunities arise. The Partnership also needs to be able to adjust its capital structure from time to time to ensure continued availability of capital at competitive rates. The existing restrictions on issuing additional LP Units, borrowing funds and making capital expenditures potentially impair the Partnership's ability to achieve these objectives. The Proposed Amendments will also conform the Partnership Agreement with the partnership agreements of other publicly traded petroleum products pipelines, none of which have similar restrictions on the issuance of debt or equity or on capital spending.

Q. WHAT ARE THE BENEFITS OF THE PROPOSED AMENDMENTS TO THE UNITHOLDERS?

A. The General Partner believes the Proposed Amendments will enhance the Partnership's ability to remain competitive and to pursue expansion and other opportunities that provide the prospect of increasing net income and cash flow of the Partnership, and ultimately the level of cash distributions paid to the Unitholders.

Q. WHAT ARE THE DISADVANTAGES OF THE PROPOSED AMENDMENTS TO UNITHOLDERS?

   The removal of the limitation on the number of LP Units that may be issued without the approval of the Unitholders may potentially result in dilution to the interests of present Unitholders, if and when the Partnership issues additional LP Units. The removal of the restrictions on the amount of debt that can be incurred by the Partnership or the Operating Partnerships may result in increased indebtedness of the Partnership and an increase in interest expense and related debt service costs, if and when the Partnership issues additional debt. However, the General Partner believes that the Proposed Amendments will provide the Partnership with the flexibility to pursue expansion and growth opportunities that will maximize value to Unitholders and offset any potential disadvantages.

Q. WHAT ARE THE COSTS TO THE PARTNERSHIP AND THE UNITHOLDERS?

A. The General Partner believes the Proposed Amendments will not result in any costs to the Partnership or the Unitholders, other than the costs of this Consent Solicitation.

                   BACKGROUND AND REASONS FOR THE AMENDMENTS


THE PARTNERSHIP

     The Partnership provides pipeline transportation service for refined petroleum products. The Partnership owns and operates one of the largest and oldest independent refined petroleum products pipeline systems in the United States, with approximately 3,500 miles of pipeline serving ten states. The Partnership also provides bulk storage service through leased facilities with an aggregate capacity of 257,000 barrels of refined petroleum products. The Partnership conducts all its operations through four subsidiary limited partnerships (the "Operating Partnerships"). The Partnership owns a 99% limited partnership interest in each of the Operating Partnerships.

     The Partnership is a Delaware limited partnership formed in 1986 pursuant to the Amended and Restated Agreement of Limited Partnership, dated as of December 23, 1986, as amended (the "Partnership Agreement"). Limited partnership interests in the Partnership are represented by publicly traded LP Units (the "LP Units") and the limited partners are Unitholders (the "Unitholders").

THE GENERAL PARTNER AND THE MANAGER

     The sole general partner of the Partnership is Buckeye Management Company (the "General Partner"). The General Partner owns approximately a 1% general partnership interest in the Partnership. The General Partner is a wholly-owned subsidiary of Glenmoor, Ltd. ("Glenmoor"). A wholly-owned subsidiary of the General Partner, Buckeye Pipe Line Company (the "Manager"), serves as the sole general partner and manager of each Operating Partnership. The Manager owns approximately a 1% general partnership interest in each of the Operating Partnerships.

CONSIDERATION OF PROPOSED AMENDMENTS TO THE PARTNERSHIP AGREEMENT

     As one of the original master limited partnerships in 1986 and the first petroleum pipeline master limited partnership, the Partnership was organized with restrictions on issuing additional LP Units, borrowing funds and making capital expenditures above specified levels. Subsequently formed master limited partnerships in the petroleum pipeline industry are not subject to these restrictions. As a consequence, the General Partner believes that the Partnership is at a competitive disadvantage in its ability to take advantage of expansion and growth opportunities and to raise capital in the most efficient and cost-effective manner.

     The General Partner believes that current economic and industry conditions are likely to result in expansion and growth opportunities becoming available to the Partnership. Approval of the Proposed Amendments by the Unitholders would enable the Partnership to take advantage of these opportunities in a timely manner. Without the Proposed Amendments, the Partnership may be required, depending on the size and proposed method of financing a particular transaction, to seek approval by the Unitholders through a lengthy proxy or consent solicitation process. The delay and uncertainty associated with that process puts the Partnership at a disadvantage with other bidders who are unable to issue additional equity securities, incur debt and make capital expenditures without stockholder or unitholder approval.

     The Proposed Amendments are limited to the three restrictions relating to the sale of additional LP Units, borrowing funds and making capital expenditures above specified levels. Other provisions of the Partnership Agreement and applicable law relating to the right of Unitholders to vote on specific matters are unaffected by the Proposed Amendments.

     REMOVAL OF THE LIMITATION ON THE ISSUANCE OF LP UNITS

     General

     Section 17.1 of the Partnership Agreement currently provides that, without the prior approval of a two-thirds vote of the Unitholders, the General Partner will not cause the Partnership to issue more than 9,600,000 additional LP Units (after giving effect to the two-for-one split of the LP Units effective January 29, 1998) or issue any class or series of LP Units having preferences or other special or senior rights over the LP Units. After subtracting the number of LP Units issued to the Buckeye Pipe Line Services Company Employee Stock Ownership Plan (the "ESOP") and the LP Units reserved for issuance under the Unit Option and Distribution Equivalent Plan, the General Partner presently could issue up to 6,306,854 additional LP Units without Unitholder approval. At the most recent available market price of the LP Units, the maximum amount of capital that could be raised by the Partnership from the sale of additional LP Units would be approximately $180 million.

     The amendment would not eliminate the restrictions currently contained in
Section 17.1 prohibiting the issuance of LP Units having preferences or other special or senior rights over the outstanding LP Units. Additionally, the amendment would not affect the provisions of Section 17.1 (b) which prevents the Partnership from issuing LP Units to the General Partner for consideration less than "Net Agreed Value" (as defined in the Partnership Agreement), unless approved by a two-thirds vote of the Unitholders.

     Proposal

     Section 17.1 of the Partnership Agreement will be amended to remove the limitation on the number of additional LP Units that may be issued without the approval of the Unitholders.

     Factors Considered by the Board

     The Board believes that the removal of the limitation will provide the General Partner with the flexibility to consider all available financing alternatives in pursuing potential growth opportunities for the Partnership and will facilitate raising capital for pipeline expansion, acquisitions or other Partnership purposes. The Board considered that the issuance of additional LP Units was potentially dilutive to current Unitholders, but noted that under applicable legal principles, the issuance of additional LP Units must be for adequate consideration. The Board also noted that none of the other publicly traded petroleum pipeline partnerships have restrictions on the issuance of additional limited partnership interests in their partnership agreements. The Board believes that in order to be competitive with these other partnerships, the Partnership should have full access to the capital markets without arbitrary restrictions on the number of additional LP Units that may be issued.

     Finally, the Board considered that the General Partner has managed the Partnership's pipeline system in a prudent and responsible manner since 1986 when the Partnership was formed. The General Partner has demonstrated a fiscally conservative approach in connection with capital projects and expansion opportunities. The Board determined, therefore, that providing the General Partner with the flexibility to issue additional LP Units, without the present restriction, would be in the best long-term interests of the Partnership and its Unitholders, and any immediate impact of dilution would be offset by the potential long-term benefits to the Unitholders.


     ELIMINATION OF THE RESTRICTIONS ON INDEBTEDNESS

     General

     Section 17.2 of the Partnership Agreement currently provides that, without the approval of a two-thirds vote of the Unitholders, the General Partner may not permit the Partnership or the Operating Partnerships to incur indebtedness for borrowed money, except for (1) Senior Notes issued by Buckeye Pipe Line Company, L.P., (2) any additional indebtedness of the Operating Partnerships permitted by the Senior Note Indenture, (3) inter-company indebtedness, and (4) additional indebtedness in an aggregate consolidated principal amount not to exceed $25,000,000, plus an amount equal to the aggregate proceeds from the sale of the additional LP Units.

     Proposal

     Section 17.2 of the Partnership Agreement will be amended to remove the limitation on the amount of indebtedness that can be incurred by the Partnership and the Operating Partnerships.

     Factors Considered by the Board

     The Board believes that the elimination of the restrictions on the amount of debt that can be incurred by the Partnership and the Operating Partnership will provide the General Partner with the flexibility to consider all available financing alternatives in pursuing potential expansion and growth opportunities for the Partnership. The current restrictions potentially impair the Partnership's ability to raise capital for pipeline expansion, acquisitions and other Partnership purposes in the most cost-effective manner. In certain circumstances, these restrictions could cause the Partnership to forego such opportunities or render them economically less attractive to the Partnership. For example, the current debt restrictions could force the Partnership to raise capital by issuing additional equity securities when it would be more efficient, timely and cost-effective, based on conditions in the financial markets at the time, to borrow additional funds. The current debt restrictions may also impair the Partnership's ability to adjust the Partnership's capital structure from time to time to take advantage of market conditions.

     The Board considered that the removal of the restrictions on the amount of debt that can be incurred by the Partnership may result in increased indebtedness of the Partnership and an increse in interest expense and related debt service costs. The Board concluded that the ability to incur additional debt for expansion and acquisition opportunities which have the potential to increase long-term value to the Unitholders outweighed the potential negative impact of additional debt.

     Finally, the Board also considered, as in the case of the equity restrictions discussed above, that none of the other publicly traded petroleum pipeline partnerships have similar restrictions with respect to the type and amount of debt that may be incurred.


     REMOVAL OF THE LIMITATION ON CAPITAL EXPENDITURES

     General

     Section 17.3 of the Partnership Agreement currently provides that the Partnership and the Operating Partnerships may not make capital expenditures during any calendar year in excess of 20% of the sum of the Partnership's consolidated operating income and depreciation and amortization for such year, except to the extent that, in the good faith opinion of the General Partner, capital expenditures in excess of such limit are required to sustain or improve existing operations of the Partnership and the Operating Partnerships. If the capital expenditure limit is exceeded, the General Partner is obligated to use its best efforts to finance at least the amount of such excess within six months through the issuance of additional LP Units not prohibited by Section 17.1 or additional borrowings not prohibited by Section 17.2

     Proposal

     Section 17.3 of the Partnership Agreement will be amended to remove the limitation on the amount of capital expenditures that can be made in any calendar year.

     Factors Considered by the Board

     The Board believes that the current limitation has the effect of preventing significant asset acquisitions and expansion of the Partnership's pipeline system. Expenditures relating to acquisitions may be deemed to be capital expenditures, which, when added to normal sustaining capital expenditures, may exceed the capital expenditure restriction in any calendar year. The Board believes that the amount of capital expenditures that are appropriate and in the best interests of the Partnership in any calender year should be within the judgment of the Board based on all relevant considerations. Among the factors the Board considers relevant are the anticipated impact of the expenditure on the Partnership's competitive position and ability to serve its customers; the anticipated financial return from the expenditure; the nature, amount and anticipated return from other proposed expenditures; the Partnership's cash and other financial resources; the effect of the expenditure on the Partnership's operations, including considerations of pipeline safety, environmental compliance and efficiency; and ultimately the anticipated effect of the expenditure on the Partnership's ability to increase net income, net cash flow and distributions to Unitholders.

     The Board further believes that the limitation on capital expenditures, as in the case of the equity and debt restrictions referred to above, impairs the Partnership's ability to compete with the other publicly traded petroleum pipeline partnerships for acquisitions and other expansion and growth opportunities.










     AMENDMENT AND RESTATEMENT OF THE PARTNERSHIP AGREEMENT

     In connection with the adoption of the Proposed Amendments, the Partnership Agreement will be amended and restated in its entirety to incorporate the amendments.


TEXT OF THE AMENDED AND RESTATED PARTNERSHIP AGREEMENT

      The full text of the Partnership Agreement, as amended and restated to include all amendments to date and showing the Proposed Amendments separately, is attached as Appendix A to this Consent Solicitation Statement. THE
               ----------
STATEMENTS MADE IN THIS CONSENT SOLICITATION STATEMENT WITH RESPECT TO THE PROPOSED AMENDMENTS SHOULD BE READ IN CONJUNCTION WITH, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE FULL

TEXT OF THE PARTNERSHIP AGREEMENT ATTACHED AS APPENDIX A TO THIS CONSENT
                                              ----------
SOLICITATION STATEMENT.


VOTE REQUIRED FOR APPROVAL OF THE PROPOSED AMENDMENTs

     Because the Board has determined that the Proposed Amendments will be presented to the Unitholders as a single proposal, the adoption of the Proposed Amendments requires the approval of the holders of two-thirds of the outstanding LP Units. As required by Section 15.3 of the Partnership Agreement, the Partnership has obtained an opinion of counsel to the General Partner that the Proposed Amendments will not result in the loss of limited liability of any Unitholder or result in the Partnership or any Operating Partnership being taxable as a corporation for federal income tax purposes.

GENERAL PARTNER RECOMMENDATION

     The Proposed Amendments and the subsequent amendment and restatement of the Partnership Agreement will become effective if approved by the holders of two-thirds of the outstanding LP Units. THE BOARD OF DIRECTORS OF THE GENERAL PARTNER UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED AMENDMENTS.

                                THE SOLICITATION

VOTING SECURITIES, RECORD DATE AND OUTSTANDING LP UNITS

     This Consent Solicitation is being made pursuant to the provisions of
Section 16.4 of the Partnership Agreement and is subject to the conditions in this Consent Solicitation Statement and the accompanying form of Consent. No meeting of the Unitholders is contemplated to be held for the purpose of considering the Proposed Amendments. Only Unitholders who are record holders of LP Units on the Record Date will be taken into account for the purpose of determining whether the requisite approval of the Proposed Amendments has been obtained. Each record holder of a LP Unit has a vote according to his percentage interest in the Partnership.

      On the Record Date, there were a total of 26,742,306 LP Units outstanding, which were held by approximately 17,500 Unitholders.

CONSENT AND REVOCATION OF CONSENT

     The General Partner will accept forms of Consent at any time before the Expiration Date, which is June 15, 1998. The enclosed form of Consent, when properly completed and returned, will constitute a Unitholder's consent, or the withholding of consent, to the approval of the Proposed Amendments in accordance with the instructions contained therein. If a Unitholder executes and returns a form of Consent and does not specify otherwise, the LP Units represented by such form of Consent will be voted "for" approval of the Proposed Amendments in accordance with the recommendation of the General Partner.

     A Unitholder who has executed and returned a form of Consent may revoke it at any time before the Expiration Date by (i) executing and returning a form of Consent bearing a later date, or (ii) filing written notice of such revocation with the Secretary of the General Partner stating that the form of Consent is revoked. Any such written notice or later dated form of Consent should be sent to the principal executive offices of the Partnership at 3900 Hamilton Boulevard, Allentown, Pennsylvania 18103, Attention: Stephen C. Muther, Senior Vice President, General Counsel and Secretary.

REQUIRED VOTE

     Pursuant to the Partnership Agreement, the Proposed Amendments require the approval of holders of two-thirds of the outstanding LP Units as of the close of business on the Record Date.

     Because the approval of holders of two-thirds of the outstanding LP Units is required to approve the Proposed Amendments, NOT RETURNING THE FORM OF CONSENT WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PROPOSED AMENDMENTS.

     Buckeye Pipe Line Services Company ("Services Company"), which is owned by the Buckeye Pipe Line Services Company Employee Stock Ownership Plan, owned 2,567,536 LP Units as of May 12, 1998 (approximately 9.6 percent of the LP Units outstanding). Services Company has advised the General Partner that it intends to consent, as to the LP Units owned by Services Company, to the Proposed Amendments. The executive officers and directors of the General Partner owned 93,380 LP Units (approximately 0.3 percent of the LP Units outstanding) as of May 12, 1998, and they have advised the Partnership that they each intend to consent, as to their LP Units, to the Proposed Amendments. For further information concerning the ownership of LP Units by the General Partner's affiliates, executive officers and directors, see "Security Ownership of Certain Beneficial Owners and Management."

SOLICITATION OF CONSENTS

     The cost of soliciting Consents will be borne by the Partnership. To assist in the solicitation of Consents, the Partnership has engaged D.F. King & Co., Inc. for a fee of approximately $8,000, plus reasonable out-of-pocket expenses. In addition, the Partnership will reimburse brokers, banks and other persons holding LP Units in their names, or in the names of nominees, for their expenses in sending these Consent Solicitation materials to beneficial owners.

     Other than as discussed above, the Partnership has made no arrangements and has no understanding with any independent dealer, salesman or other person regarding the solicitation of Consents hereunder, and no person has been authorized by the Partnership to give any information or to make any representation in connection with the solicitation of Consents to the Proposed Amendments, other than those contained herein and, if given or made, such other information or representations must not be relied upon as having been authorized. In addition to solicitations by mail, consents may be solicited by directors, officers and other employees of the General Partner, who will receive no additional compensation therefor, and by representatives of D.F. King & Co., Inc. The delivery of this Consent Solicitation Statement shall not, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof.

NO APPRAISAL RIGHTS

     Holders of LP Units who object to the Proposed Amendments and the resulting changes to the Partnership Agreement will have no appraisal, dissenters' or similar rights (i.e., the right, instead of receiving LP Units, to seek a judicial determination of the "fair value" of their LP Units and to compel the purchase of their LP Units for cash in that amount) under Delaware law or the Partnership Agreement, nor will such rights be voluntarily accorded to holders of LP Units by the Partnership. Thus, approval of the Proposed Amendments by holders of two-thirds of the outstanding LP Units will be binding on all holders of LP Units, and objecting holders of LP Units will have no alternative other than selling their LP Units prior to the effective date of the Proposed Amendments.

NOTICE TO UNITHOLDERS

     The General Partner will notify Unitholders of the results of this Consent Solicitation promptly after the Expiration Date.


     YOUR CONSENT IS IMPORTANT, REGARDLESS OF THE NUMBER OF LP UNITS YOU OWN. ACCORDINGLY, PLEASE COMPLETE, SIGN AND RETURN YOUR CONSENT PROMPTLY.

                      BENEFITS OF THE PROPOSED AMENDMENTS
                TO THE GENERAL PARTNER - CONFLICTS OF INTEREST


     The General Partner does not believe that adoption of the Proposed Amendments and the amendment and restatement of the Partnership Agreement will create any potential or actual conflicts of interest between the General Partner and the Partnership or the Unitholders.



     FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED AMENDMENTS

     At the time of the original issuance of the LP Units, and, based upon certain representations of the General Partner, counsel to the Partnership rendered its opinion that under then current law and regulations, which are subject to change, the Partnership and each Operating Partnership would be classified as partnerships for federal income tax purposes. Upon the mailing of this Consent Solicitation Statement to Unitholders, Morgan, Lewis & Bockius LLP, counsel to the General Partner ("Counsel"), will deliver an opinion to the Partnership that the Proposed Amendments will not result in the loss of limited liability of any limited partner or result in the Partnership or any Operating Partnership being treated as an association taxable as a corporation for federal income tax purposes.

                   PRICE RANGE OF LP UNITS AND DISTRIBUTIONS

     The LP Units of the Partnership are listed and traded principally on the New York Stock Exchange under the symbol "BPL." The following table presents for the periods indicated the cash distributions declared on LP Units and the high and low sales prices of the LP Units, as reported on the New York Stock Exchange Composite Tape.

                                                        PRICE RANGE /1/
                                                       -----------------
                                                           HIGH     LOW    CASH DISTRIBUTIONS /1/
                                                         --------  ------  ----------------------
1995:
                    First quarter........................  $18.50  $16.00         $ 0.35
                    Second quarter.......................   18.00   15.00           0.35
                    Third quarter........................   18.12   16.93           0.35
                    Fourth quarter.......................   18.37   16.81           0.35

1996:
                    First quarter........................  $19.88  $17.13         $0.375
                    Second quarter.......................   19.44   18.63          0.375
                    Third quarter........................   19.81   18.81          0.375
                    Fourth quarter.......................   21.44   19.19          0.375

1997:
                    First quarter........................  $22.94  $20.13         $0.375
                    Second quarter.......................   22.63   21.25         $0.375
                    Third quarter........................   26.75   22.56         $0.440
                    Fourth quarter.......................   30.00   24.69         $0.525

1998:
                    First quarter........................  $29.31  $28.00         $0.525
                    Second quarter (through May __, 1998).. 29.88   27.75         $0.525


     The closing price of the LP Units on the New York Stock Exchange on May 21, 1998, the most recent available price prior to mailing this Consent Solicitation Statement, was $_________________ per LP Unit.

     In general, the Partnership makes quarterly cash distributions of substantially all of its available cash less permitted retentions. On January 20, 1998, the General Partner announced that its Board of Directors unanimously approved a two-for-one split of LP Units of the Partnership, distributable to all Unitholders of record at the close of business on January 29, 1998. On April 27, 1998, the Partnership declared a regular quarterly cash distribution of $0.525 per LP Unit payable on May 29, 1998, to Unitholders of record at the close of business on May 6, 1998.

------------------------
/1/ All prices for LP Units and cash distributions have been adjusted for the two-for-one split of LP Units, which was effective on January 29, 1998

                          DESCRIPTION OF THE LP UNITS


     As of May 12, 1998, there are issued and outstanding 26,742,306 LP
Units representing an aggregate of approximately 99% limited partnership interest in the Partnership. The LP Units and the 243,914 GP Units generally participate pro rata in the Partnership's income, gains, losses, deductions, credits and distributions.

     The General Partner has the authority to issue additional LP Units, subject to certain restrictions set forth in the Partnership Agreement, which is attached as Appendix A to this Consent Solicitation Statement. The Partnership
            ----------
has a Unit Option and Distribution Equivalent Plan which authorizes the granting of options to purchase up to 720,000 LP Units to selected employees of the General Partner and the Manager. At May 12, 1998, there were 200,440 LP
Units issuable upon the exercise of options granted under the Plan.

     In the event of a liquidation, dissolution and winding up of the Partnership, the LP Units, along with the GP Units, will be entitled to receive pro rata, to the extent of positive balances in their respective capital accounts, any assets remaining after satisfaction of Partnership liabilities and establishment of reasonable reserves.

     The LP Units are registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Partnership is subject to the reporting and proxy solicitation requirements of the Exchange Act and the rules and regulations promulgated thereunder.

     The Partnership has issued certificates ("LP Certificates") to evidence LP Units. The LP Units are freely transferable by assignment of LP Certificates except as restricted by federal or state securities laws. The Partnership is entitled to treat the record holder of the LP Certificates as the owner for all purposes.

     No person is entitled to preemptive rights in respect of issuances of securities by the Partnership.

     The transfer agent and registrar for the LP Units is First Chicago Trust Company of New York.

     For additional description of the rights of Unitholders, see the full text of the Partnership Agreement, as amended and restated to date, attached as

Appendix A to this Consent Solicitation Statement.
----------

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     No person or group, other than the Buckeye Pipe Line Services Company, is known to be the beneficial owner of more than 5% of the LP Units as of May
12, 1998.

     The following table sets forth certain information, as of May 12, 1998, concerning the beneficial ownership of LP Units by each director and executive officer of the General Partner, and by all directors and executive officers of the General Partner and the Manager as a group. Such information is based on data furnished by the persons named. Based on information furnished to the General Partner by such persons, no director or executive officer of the General Partner or the Manager owned beneficially, as of May 12, 1998, more than 1% of any class of equity securities of the Partnership or any of its subsidiaries outstanding at that date.

     The ownership information presented in the following table reflects the two-for-one split of LP Units of the Partnership, which was effective at the close of business on January 29, 1998.

              NAME                                      NUMBER OF LP UNITS(1)
              ----                                      ---------------------
Brian F. Billings......................................       15,000(2)
Michael P. Epperly.....................................          780(2)
Neil M. Hahl...........................................        2,000(2)
Edward F. Kosnik.......................................       10,000(2)
Alfred W. Martinelli...................................        9,000(2)
Stephen C. Muther......................................        9,400
Jonathan O'Herron......................................       14,800
William C. Pierce......................................        1,600(2)
Steven C. Ramsey.......................................        3,600(2)
William H. Shea, Jr....................................        4,200(2)
Ernest R. Varalli......................................       13,000(2)
C. Richard Wilson......................................        5,000
Robert H. Young........................................        5,000
All directors and executive officers as a group
 (consisting of 14 persons, including those
 named above)..........................................       93,380
__________
(1) Unless otherwise indicated, the persons named above have sole voting and investment power over the LP Units reported.
(2) The LP Units owned by the persons indicated have shared voting and investment power with their respective spouses.

                      WHERE YOU CAN FIND MORE INFORMATION

     The Partnership files annual, quarterly and special reports and other information with the Securities and Exchange Commission ("SEC"). These filings are also available to the public at the SEC, from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

     The SEC allows the Partnership to "incorporate by reference," which means that important information may be disclosed to you by referring you to another document filed separately by the Partnership with the SEC. The information incorporated by reference is considered to be part of this Consent Solicitation Statement, except for any information superseded by information in this Consent Solicitation Statement. This Consent Solicitation Statement incorporates by reference the documents set forth below that the Partnership has previously filed with the SEC. These documents contain important information about the Partnership and its finances.

          SEC FILING                        PERIOD
          ----------                        ------
          Annual Report on Form 10-K        Year ended December 31, 1997
          Annual Report on Form 10-K/A      Year ended December 31, 1997
          Quarterly Report on Form 10-Q     Quater ended March 31, 1998

     The Partnership is also incorporating by reference additional documents that are filed with the SEC between the date of this Consent Solicitation Statement and the Expiration Date.

     If you are a Unitholder, the Partnership may have already sent you some of the documents incorporated by reference, but you can obtain any of them through the Partnership or the SEC. A Unitholder may obtain documents incorporated by reference without charge by calling or writing to the attention of Stephen C. Muther, Senior Vice President, General Counsel and Secretary, at the following address:

          Buckeye Pipe Line Company
          3900 Hamilton Boulevard
          Allentown, PA 18103
          Tel: (610) 770-4000

     If you would like to request documents from the Partnership, please do so by June 15, 1998, to receive them before the Expiration Date.


                                  PLEASE NOTE:


     Attached as Appendix A is a copy of the Amended and Restated Agreement of Limited Partnership of the Partnership, as amended and restated through February 25, 1998, marked with traditional blacklining marks to show the Proposed Amendments.

     The blacklining shows text proposed to be deleted with a line through it and the proposed new text underlined.

                                                                      APPENDIX A

                   [PARTNERSHIP AGREEMENT PREVIOUSLY FILED]

                                                                      APPENDIX B

                                FORM OF CONSENT


                             BUCKEYE PARTNERS, L.P.
                            3900 Hamilton Boulevard
                         Allentown, Pennsylvania 18103

                         CONSENT AND VOTE FOR ADOPTION
                         OF PROPOSED AMENDMENTS TO THE
             AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

     The undersigned Unitholder of Buckeye Partners, L.P., a Delaware limited partnership, hereby revokes all prior consents given with respect to the matters covered hereunder, and acknowledges receipt of the Consent Solicitation Statement dated May 22, 1998.

     THE LP UNITS REPRESENTED BY THIS SIGNED CONSENT WILL BE TREATED AS HAVING CAST A VOTE IN ACCORDANCE WITH THE BOX YOU MARK ON THE REVERSE SIDE.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS CONSENT USING THE ENVELOPE PROVIDED,
           WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

--------------------------------------------------------------------------------

                          .   FOLD AND DETACH HERE  .

THE GENERAL PARTNER RECOMMENDS     Please mark your votes as       /X/
A VOTE FOR THE PROPOSAL            indicated in this example

     Proposal: To amend and restated the Amended and Restated Agreement of Limited Partnership by approving and adopting the proposed amendments described in the Consent Solicitation Statement to the Amended and Restated Agreement of Limited Partnership. A copy of the Amended and Restated Agreement of Limited Partnership is included in the accompanying Consent Solicitation Statement as Appendix A.

                          FOR               AGAINST
                        /    /              /    /

If no box is marked above, but this Consent is otherwise properly completed and signed, the LP Units will be voted "for" the Proposal.

The solicitation of Consents will expire at 5:00 p.m., Eastern Standard Time, on July 17, 1998, unless extended. Failure to return this Consent will have the same effect as a vote against the Proposal.


                                      Dated ______________________, 1998


                                                                    Signature

                                            ---------------------------------
                                             Title or Authorization
                                             (if signing in a representative
                                              capacity)


                                            ---------------------------------
                                             Signature if jointly held

Please execute this consent as your name appears on this form. When partnership units are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

--------------------------------------------------------------------------------

                          .   FOLD AND DETACH HERE   .

                                      B-2